SECOND SUPPLEMENTAL INDENTURE
Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 5, 2025 between TriNet Group, Inc., a Delaware corporation (the “Issuer”) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”).
WITNESSETH
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 26, 2021, as supplemented by the first supplemental indenture dated as of August 16, 2023, providing for the issuance of an unlimited aggregate principal amount of 3.500% Senior Notes due 2029 (the “Notes”);
WHEREAS, Clarus R&D Solutions, LLC is a wholly owned subsidiary of the Issuer and a Guarantor (the “Released Guarantor”);
WHEREAS, the Issuer has agreed to sell 100% of its interest in the Released Guarantor to an unaffiliated third party in a transaction that is permitted by the Indenture (the “Disposition”), which Disposition is expected to close on the date hereof.
WHEREAS, in connection with the Disposition, Section 10.5(a) of the Indenture permits the release and discharge of the Guarantee of the Released Guarantor (the “Release”);
WHEREAS, in connection with the Release, the Issuer has delivered to the Trustee (1) an Officer’s Certificate pursuant to Sections 9.7, 10.5, 11.3 and 11.4 of the Indenture and (2) an Opinion of Counsel pursuant to Sections 9.7, 10.5, 11.3 and 11.4 of the Indenture; and
WHEREAS, pursuant to Section 9.1(g) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Release of Guarantee. The Released Guarantor is hereby fully and unconditionally released from its Guarantee of the Notes and such Guarantee is hereby terminated.
3.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.Waiver of Jury Trial. THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
7.The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TRINET GROUP, INC., as Issuer By: /s/ Kelly Tuminelli Name: Kelly Tuminelli Title: Executive Vice President and Chief Financial Office

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee By: /s/ David Jason Name: David Jason Title: Vice President